Pricing Supplement No.11L  Dated July 24, 1997     Rule 424(b)(2)
(To Prospectus dated June 9, 1997 and             File No's. 33-64261
Prospectus Supplement dated June 12, 1997)             and   33-49965

THE CHASE MANHATTAN CORPORATION


[X]	Senior Medium -Term Notes, Series C  Due From Nine
	Months to Thirty Years from Date of Issue

[  ]	Subordinated Medium Term Notes , Series A Due From
	Nine Months to Thirty Years from Date of Issue

	Principal Amount: $115,000,000
	Issue Price: 22.2804%
	Commission or Discount: 0.550%
	Proceeds to Company:  $24,989,960.00
	Agent:BEAR STEARNS

	Agent's Capacity:  [ ]     As agent    [X]  As principal

	If as principal
		[ ]   The Notes are being offered at varying prices to
		        prevailing market prices at the time of sale

		[X]   The Notes are being offered at a fixed initial public
		        offering price equal to the Issue Price (as a percentage of Principal Amount).

	Original Issue Date: AUGUST 15, 1997
	Stated Maturity:	   	AUGUST 15, 2017

	Form:  [X]   Book-entry [  ]   Certificated
	Currency:   U.S. Dollars

[X]	Fixed Rate Note:0.00%
   	Interest Rate: ZERO COUPON payment upon acceleration of maturity will equal the adjusted issue price(the issue price increased by the accrued original issue discount at 7.65% per annum).

[X]Floating Rate Note:   CD[   ]   Commercial Paper Rate [   ]
			     Federal Fund Effective Rate [  ] CMT [ ]
			     LIBOR Telerate []  LIBOR Reuter [  ]
			     Treasury Rate [ ]     Prime Rate   [  ]

	Initial Interest Rate:

	Int.Determ.Dates :
	Interest Payment Dates:
	Index Maturity:
	Spread (+/-):
 Spread Multiplier:
 Maximum Interest Rate:
	Minimum Interest Rate:

	Optional Redemption  :   Yes [X]       No  [  ]
	     Redemption Dates
	        and Prices:The Company has the right to call the Notes offered hereby, in whole, upon notice 30 calendar days prior to the dates below:

   Year      CALL  PRICE   Year      CALL PRICE   Year      CALL PRICE
   Yr. 4     30.0842      Yr. 10     47.2021      Yr. 16    74.0601
   Yr. 4.5   31.2349      Yr. 10.5   49.0076      Yr. 16.5  76.8929
   Yr. 5     32.4296      Yr. 11     50.8821      Yr. 17    79.8341
   Yr. 5.5   33.6700      Yr. 11.5   52.8283      Yr. 17.5  82.8877
   Yr. 6     34.9579      Yr. 12     54.8490      Yr. 18    86.0582
   Yr. 6.5   36.2951      Yr. 12.5   56.9470      Yr. 18.5  89.3499
   Yr. 7     37.6834      Yr. 13     59.1252      Yr. 19    92.7676
   Yr. 7.5   39.1247      Yr. 13.5   61.3868      Yr. 19.5  96.3159
   Yr. 8     40.6213      Yr. 14     63.7348      Yr. 20    100.000
   Yr. 8.5   42.1750      Yr. 14.5   66.1727
   Yr. 9     43.7882      Yr. 15     68.7038
   Yr. 9.5   45.4631      Yr. 15.5   71.3317